EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ambit Contacts:
Marcy Graham	Andrew McDonald, Ph.D.
Executive Director, Investor Relations & Corp Comm	LifeSci Advisors, LLC
Ambit Biosciences Corporation	Founding Partner
858-334-2125	646-597-6987
mgraham@ambitbio.com	andrew@lifesciadvisors.com

AMBIT BIOSCIENCES ANNOUNCES SECOND QUARTER 2014 OPERATING RESULTS

SAN DIEGO — August 12, 2014 — Ambit Biosciences (NASDAQ: AMBI), a biopharmaceutical company focused on discovery and development of drugs targeting unmet needs in oncology, autoimmune and inflammatory disease, today announced operating results for the second quarter 2014.  The company will host a conference call today to discuss financial results for the quarter and to provide an operational update for the first half of 2014.

“We are pleased to have initiated our QUANTUM-R Phase 3 trial, our most notable achievement of the first half,” said Michael Martino, Ambit’s President and Chief Executive Officer.  “The trial is progressing and sites continue to be activated on plan.  This will remain our primary operating focus throughout the year.  We are also pleased with the progress in multiple investigator- and company-sponsored studies that continue to suggest that quizartinib may be a workhorse in the broader fight against AML in newly diagnosed patients and as a maintenance therapy in patients after transplant.  With QUANTUM-R underway, we are taking the next steps to execute this broader vision for quizartinib.”

The Company announced the initiation of the Phase 3 QUANTUM-R registrational clinical trial in April of 2014.  This trial compares quizartinib as monotherapy to chemotherapy regimens for relapsed/refractory acute myeloid leukemia (AML) patients with the FMS-like tyrosine kinase-3 (FLT3)-ITD mutation.  Site initiation and patient enrollment are ongoing, with a planned total enrollment of 326 patients in the United States, Western Europe, Canada and Australia.

At June 30, 2014, the Company had cash and equivalents of $52.8 million, compared to $71.2 million at December 31, 2013.  The decrease of $18.4 million in the first half of 2014 was primarily due to the use of cash to fund operations.

The Company expects its research and development expense to continue to increase throughout 2014 as its Phase 3 clinical trial of quizartinib in relapsed or refractory AML patients continues enrollment and treatment of patients.

Second Quarter Results

Revenues were $26,000 and $11.5 million for the quarters ended June 30, 2014 and 2013, respectively.  The decrease of $11.5 million was primarily due to the termination of the Company’s collaboration with Astellas Pharma, effective September 2013.

Research and development expenses were $7.1 million and $6.7 million for the quarters ended June 30, 2014 and 2013, respectively.  The increase of $0.4 million was due to expenses incurred in connection with the commencement of our quizartinib Phase 3 clinical trial in April 2014.  This increase was partially offset by lower expenses due to the completion of the Phase 2 clinical trial, resulting from a reduction in the number of patients being treated and followed.

General and administrative expenses were $3.5 million and $2.2 million for the quarters ended June 30, 2014 and 2013, respectively.  The increase of $1.3 million was primarily due to increased personnel-related expenses, increased stock-based compensation expenses and increased legal expenses.

Other income (net) was $2.3 million and $2.5 million for the quarters ended June 30, 2014 and 2013, respectively.   The decrease of $0.2 million was primarily due to the change in fair value of the Company’s stock warrant liabilities, which is driven by the change in fair value of the securities underlying the warrants.

Year-To-Date Results

Revenues were $58,000 and $18.1 million for the six months ended June 30, 2014 and 2013, respectively.  The decrease of $18.1 million was primarily due to the termination of the Company’s collaboration with Astellas Pharma.

Research and development expenses were $13.3 million and $15.7 million for the six months ended June 30, 2014 and 2013, respectively.  The decrease of $2.4 million was primarily due to lower quizartinib research and development expenses, resulting from a reduction in the number of patients being treated and followed in our Phase 2 clinical trial. The decrease was partially offset by an increase of expenses incurred in connection with the commencement of the quizartinib Phase 3 clinical trial in April 2014.

General and administrative expenses were $6.8 million and $4.0 million for the six months ended June 30, 2014 and 2013, respectively.  The increase of $2.9 million was primarily due to increased personnel-related expenses, increased legal expenses and increased stock-based compensation expense.

Other income (net) was $2.8 million for the six months ended June 30, 2014, and other expenses (net) was $1.6 million for the six months ended June 30, 2013.   The difference of $4.4 million was primarily due to the change in fair value of the Company’s stock warrant liabilities, which is driven by the change in fair value of the securities underlying the warrants.

Conference Call and Webcast

A conference call hosted by the Ambit management team will be webcast live today at 5:00 pm EDT (2:00 pm PDT) and will be webcast live on the Ambit Biosciences website.  To access the live teleconference call, dial 866-436-9172 in the U.S. and 630-691-2760 for international callers.  Please specify to the operator that you would like to join the “Ambit Second Quarter 2014 Earnings Conference Call,” referencing conference ID number 37609634. If you are unable to listen to the live webcast, a teleconference replay will be available through Tuesday, August 19, 2014.  Interested parties can access the replay by dialing 888-843-7419 and entering the passcode 37609634.

The conference call webcast is accessible through the “Investors & Media” section of the Ambit Biosciences website at http://www.ambitbio.com.  An online replay will be available following the initial broadcast until Tuesday, September 9, 2014.

About Ambit Biosciences

Ambit is a biopharmaceutical company focused on the discovery, development and commercialization of drugs to treat unmet medical needs in oncology, autoimmune and inflammatory diseases by inhibiting kinases that are important drivers for those diseases. Ambit’s lead drug candidate, quizartinib (AC220), is a once-daily, orally-administered potent and selective, inhibitor of FMS-like tyrosine kinase-3 (FLT3) and is currently in a registrational Phase 3 clinical trial, referred to as QUANTUM-R, in patients with relapsed/refractory FLT3-ITD positive, acute myeloid leukemia (AML).  Quizartinib is also being studied in newly diagnosed patients in combination with chemotherapy as well as maintenance following a hematopoietic stem cell transplantation (HSCT). In addition to quizartinib, Ambit’s clinical pipeline includes AC410, an oral JAK2 inhibitor, and CEP-32496, a BRAF inhibitor licensed to Teva Pharmaceutical Industries Ltd. Ambit’s preclinical portfolio includes a proprietary CSF1R inhibitor program.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with Ambit’s expectations regarding future development and therapeutic potential of quizartinib and Ambit’s other drug candidates, progress and expected timing of Ambit’s drug development programs and clinical trials, plans regarding future clinical trials of quizartinib and Ambit’s other drug candidates, the presentation of data from clinical trials, the clinical benefits to be derived from quizartinib and Ambit’s other drug candidates, the regulatory approval path for quizartinib, and Ambit’s expectations regarding its use of cash. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as  “plans,” “expects,” “anticipates,” “hopes”, “may,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ambit’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Ambit’s programs are described in additional detail in Ambit’s SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ambit undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$26	$11,547	$58	$18,139

Operating expenses:
Research and development	7,050	6,664	13,307	15,669
General and administrative	3,533	2,197	6,841	3,973
Total operating expenses	10,583	8,861	20,148	19,642

(Loss) income from operations	(10,557)	2,686	(20,090)	(1,503)

Other income (expenses), net	2,271	2,474	2,806	(1,639)

Consolidated net (loss) income	$(8,286)	$5,160	$(17,284)	$(3,142)

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents	$52,802	$71,189
Other assets	2,115	1,974
Property and equipment, net	795	785
Total assets	$55,712	$73,948

Accounts payable, accrued expenses and other liabilities	$6,731	$6,708
Warrant liabilities	6,867	9,650
Stockholders’ equity	42,114	57,590
Total liabilities and stockholders’ equity	$55,712	$73,948

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